Exhibit 10.1

April 7, 2014

George E. McHenry

65 Treehaven Court

The Hills, TX 78738-1477

Re:                             Employment Agreement/Retirement

Dear George:

All capitalized terms not otherwise defined in this letter shall have the meanings assigned to them in the Fourth Amended and Restated Employment Agreement, dated as of January 1, 2012, between you and Hanger Prosthetics & Orthotics, Inc. (“Employment Agreement”). This letter memorializes our recent discussions regarding your retirement from active employment with Hanger and the Company, effective December 31, 2014.

Your retirement will be in accordance with Section 6.6 of the Employment Agreement, pursuant to which you will receive the Base Salary and vacation through December 31, 2014, and any bonus to which you are entitled for 2014 (to be paid on or about March 15, 2015), with the Company agreeing to waive compliance with the sixty-five (65) year old age requirement and the one (1) year notice period.

In addition, in connection with your retirement, the Company hereby agrees to provide you with the following benefits and compensation:

•            All of your options to purchase Stock and all of your restricted shares shall vest immediately upon your retirement.

•            Participation in the SERP to be calculated based on your retirement at age 62.

•            Opportunity to transfer your vehicle lease from the Company to you, with you being obligated to make the continuing payments on such lease.  Please let us know by October 31, 2014 if you are interested in transferring your car lease.

•            Nine months of your Base Salary, plus seventy-five percent (75%) of the Target Bonus for 2014, to be paid six (6) months and one day after your retirement.

Furthermore, you understand that between the date hereof and your retirement date, your duties, responsibilities and obligations will be materially reduced in connection with the transition of your role as CFO to your successor. You agree that no action taken by the Company between the date hereof and your retirement date that changes, modifies and/or reduces your duties, responsibilities, obligations, title or role at the Company shall be deemed a violation of the Employment Agreement.

Hanger, Inc. • 10910 Domain Drive, Suite 300 • Austin, TX 78758
T 512-777-3800 • www.hanger.com

Notwithstanding anything in this letter or the Employment Agreement to the contrary, you shall not be entitled to any payments due following your retirement pursuant to this letter or the Employment Agreement unless you have first duly and timely executed (and not revoked) a form of agreement and general, mutual release (“Release”) reasonably acceptable to you and the Company; provided, however, that the Release shall be dated on or after your retirement date.

Except as specifically stated herein, all terms and conditions of the Employment Agreement, including, without limitation, Sections 8 (Confidentiality) and 9 (Interference With the Company), are hereby ratified and confirmed.

Please signify your agreement with and acceptance of the terms of this letter by signing where indicated below and providing me with a fully-signed version of this letter. It has been a pleasure to work with you over the last several years and we look forward to your contribution to Hanger through the transition period and the end of 2014.

Very truly yours,

/s/ Vinit Asar

Vinit Asar, CEO
Hanger, Inc., and Hanger Prosthetics & Orthotics, Inc.

SEEN AND AGREED:

/s/ George E. McHenry
George E. McHenry

Date:	April 7, 2014